Direct Line: 604.661.9263

E-mail: jchan@rbs.ca

Our File: 15481-0001

November 30, 2020

BY EMAIL

Jewett-Cameron Trading Company Ltd.

P.O. Box 1010

North Plains, Oregon

97133 USA

RE:

JEWETT-CAMERON TRADING COMPANY LTD.

We are British Columbia counsel to Jewett-Cameron Trading Company Ltd. (the "Company").

The Company has implemented a restricted share plan (the "Plan"), pursuant to which the Company may, from time to time and in its sole discretion, grant to its officers and/or directors common shares in its capital (the "Restricted Shares") as an award, subject to the terms and conditions thereto. The maximum number of Restricted Shares issuable under the Plan is equal to 1% of the issued and outstanding common shares of the Company as at the time of grant of issuance of any such Restricted Shares.

A.

Documentation

As counsel to the Company, we have reviewed the Plan. We have also examined, among other things:

•

originals or copies of the constating documents of the Company and its corporate records as we have deemed relevant or necessary as a basis for the opinions expressed herein;

•

a certificate dated November 30, 2020 (the "Certificate of Status") issued pursuant to the British Columbia Business Corporations Act relating to the Company, a copy of which is enclosed;

•

a certificate dated November 30, 2020 of an officer of the Company (the "Officers' Certificate") with respect to certain factual matters, a copy of which is enclosed.

We have also considered such questions of law, made such investigations and examined such originals, facsimiles or copies, certified or otherwise identified to our satisfaction, of such additional public and corporate records, records of corporate proceedings, certificates and other documents as we have considered relevant or necessary in order to render the opinion expressed below.

9625526.1

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B.

Jurisdiction

We are qualified to practise law in the Province of British Columbia and the opinions hereinafter expressed are limited to the laws of the Provinces of British Columbia and the federal laws of Canada applicable therein.

C.

Assumptions

The opinions expressed herein are subject to the following exceptions, qualifications and assumptions:

•

we have assumed, with respect to all of the documents examined by us, the genuineness of all signatures, the legal capacity at all relevant times of any individual signing any of such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as certified, conformed or photostatic copies or facsimiles thereof and the accuracy and completeness of the corporate records of the Company and of all information provided to us, in written form or by electronic transmission, by public officials or offices of public record and that all information continues to be accurate and complete as of the date hereof;

•

we have assumed that no effective order, ruling or decision is or will be issued or granted by a court or regulatory or administrative authority that has the effect of precluding or restricting the issuances or trades referred to our opinion;

•

in rendering the opinion expressed in paragraph 1 below, we have relied solely, without independent investigation, upon the Certificate of Status (which we have assumed is accurate and remains correct as of the date hereof); and

•

as to various questions of fact, we have relied exclusively and without independent investigation upon the Officers' Certificate.

D.

Opinions

Based and relying solely upon the foregoing and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that:

1.

The Company was continued under the laws of the Province of British Columbia, and is a valid and existing company and is, with respect to filing of annual reports, in good standing.

2.

The Company has the full corporate power and capacity to create and issue the Restricted Shares as contemplated by the Plan.

3.

The delivery of and performance by the Company of the Plan has been duly authorized by all necessary corporate action on the part of the Company.

4.

The performance of and compliance with the terms of the Plan by the Company do not and will not result in a breach of, or constitute a default under, and do not and will not create a state of facts which, after notice or lapse of time or both, will result in a breach of or constitute a default under:

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(a)

the British Columbia Business Corporations Act;

(b)

the provisions of the constating documents of the Company; or

(c)

any resolution of the board of directors of the Company (or any committee thereof) or securityholders of the Company.

5.

The Restricted Shares, when issued in accordance with the Plan, will be duly authorized and validly issued and outstanding as fully paid and non-assessable common shares.

The opinions expressed herein are rendered solely for your benefit in connection with the transactions described herein. Those opinions may not be used or relied upon by any other person, nor may this letter or any copies thereof be furnished to a third party, quoted, cited or otherwise referred to without our prior written consent, and This opinion is limited to the matters stated herein, and no opinion or belief is implied or may be inferred beyond the matters expressly stated herein.

Yours truly,

RICHARDS BUELL SUTTON LLP

9625526.1

BRITISH
COLUMBIA

Number: **BC0329819**

CERTIFICATE
OF
GOOD STANDING

BUSINESS CORPORATIONS ACT

I Hereby Certify *that,* according to the corporate register maintained by me, **JEWETT-CAMERON TRADING COMPANY LTD.** was incorporated as a company under the laws of the Province of British Columbia, is a valid and existing company and is, with respect to the filing of annual reports, in good standing.

Issued *under my hand at Victoria, British Columbia*
On November 30, 2020

CAROL PREST
Registrar of Companies
Province of British Columbia
Canada

JEWETT-CAMERON TRADING COMPANY LTD.

DIRECTORS' CERTIFICATE

TO:

Richards Buell Sutton LLP

700, 401 West Georgia Street

Vancouver, BC V6B 5A1

The undersigned, signing in his capacity as CEO and a director of Jewett-Cameron Trading Company Ltd. (the "Company") and not in his personal capacity, hereby certify as follows:

1.

there is no order, judgment or decree of any court, arbitrator, tribunal, governmental authority or regulatory body which is binding on the Company and, to his knowledge, there are no actions, suits or proceedings, pending or threatened in writing, against the Company before any court, arbitrator, tribunal, governmental authority or regulatory body;

2.

the minute books of the Company are up to date and contain all documents required by the British Columbia Business Corporations Act to be filed in the minute books, including all resolutions and minutes of the directors and shareholders which have been duly passed in accordance with the Company's constating documents;

3.

the Company is not insolvent and no acts or proceedings have been taken by or against the Company in connection with, the Company has not received any notice in respect of, the Company is not in the course of, and to the best of the undersigned's knowledge, no proceedings have been taken by any other person in respect of, the liquidation, winding-up, dissolution, bankruptcy, insolvency, reorganization or receivership of the Company or the cancellation, termination or revocation of its articles, and the undersigned has no knowledge of any such acts or proceedings being contemplated by the Company or any other person; and

4.

the Company has not received any notice of, nor does the Company have any intention to proceed with, the cancellation, termination or suspension of, or imposition of any term, limitation or condition on, its status or existence under the British Columbia Business Corporations Act.

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DATED as of November 30, 2020.

JEWETT-CAMERON TRADING COMPANY LTD.

Per:   /s/  “Charlie Hopewell”

Charlie Hopewell, CEO and Director